Exhibit 4.1

Novartis AG

Articles of Incorporation of Novartis AG

March 7, 2023

NOVARTIS

The Articles of Incorporation were adopted at the Extraordinary General Meeting of Novartis AG held on October 15, 1996.

Alterations adopted by General Meetings of:

April 21, 1999
October 11, 2000 (extraordinary GM)
March 22, 2001
March 21, 2002
March 4, 2003
February 24, 2004
March 1, 2005
February 28, 2006
February 26, 2008
February 24, 2009
February 26, 2010
April 8, 2011 (extraordinary GM)
February 23, 2012
February 27, 2015
February 23, 2016
February 28, 2017
March 2, 2018
February 28, 2019
February 28, 2020
March 2, 2021
March 4, 2022
March 7, 2023

(The original German text remains, in all matters, binding and definitive)

Novartis AG
4002 Basel, Switzerland

© March 2023, Novartis AG

1	Articles of Incorporation of Novartis AG

Section 1	Corporate Name, Registered Office, Purpose and Duration	2

Section 2	Share Capital	2

Section 3	Corporate Bodies	4
	A. General Meeting of Shareholders	4
	B. Board of Directors	7
	C. Auditors	10

Section 4	Compensation of the Board of Directors and the Executive Committee	10

Section 5	Annual Financial Statements, Consolidated Financial Statements and Profit Allocation	14

Section 6	Publications and Place of Jurisdiction	14

2	Articles of Incorporation of Novartis AG

Section 1	Corporate Name, Registered Office, Purpose and Duration

Article 1

Corporate name, Registered office	Under the Corporate name Novartis AG Novartis SA Novartis Inc. there exists a company limited by shares with its registered office in Basel.

Article 2

Purpose	1	Purpose of the Company is to hold interests in enterprises in the area of health care or nutrition. The Company may also hold interests in enterprises in the areas of biology, chemistry, physics, information technology or related areas.

	2	The Company may acquire, mortgage, liquidate or sell real estate and intellectual property rights in Switzerland or abroad.

	3	In pursuing its purpose, the Company strives to create sustainable value.

Article 3

Duration		The duration of the Company is unlimited.

Section 2		Share Capital

		Article 4

Share capital		The share capital of the Company is CHF 1 138 738 876, fully paidin and divided into 2 277 477 752 registered shares. Each share has a nominal value of CHF 0.50.

		Article 5

Shareholders register and restrictions of registration, Nominees	1	The Company shall maintain a shareholders register showing the last names, first names, domicile, address and nationality (in the case of legal entities the registered office) of the holders or usufructuaries of registered shares.

2	Upon request acquirers of registered shares are registered in the shareholders register as shareholders with the right to vote, provided that they declare explicitly to have acquired the registered shares in their own name and for their own account. Subject to the restrictions set forth in paragraph 6 of this article, no person or entity shall be registered with the right to vote for more than 2% of the registered share capital as set forth in the commercial register. This restriction of registration also applies to persons who hold some or all of their shares through nominees pursuant to this article. All of the foregoing is subject to Article 685d paragraph 3 of the Swiss Code of Obligations.

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3	The Board of Directors may register nominees with the right to vote in the share register to the extent of up to 0.5% of the registered share capital as set forth in the commercial register. Registered shares held by a nominee that exceed this limit may be registered in the shareholders register if the nominee discloses the names, addresses and the number of shares of the persons for whose account it holds 0.5% or more of the registered share capital as set forth in the commercial register. Nominees within the meaning of this provision are persons who do not explicitly declare in the request for registration to hold the shares for their own account and with whom the Board of Directors has entered into a corresponding agreement.

4	Corporate bodies and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise linked as well as individuals or corporate bodies and partnerships who act in concert to circumvent the regulations concerning the limitation of participation or the nominees (especially as syndicates), shall be treated as one single person or nominee within the meaning of paragraphs 2 and 3 of this article.

5	After hearing the registered shareholder or nominee, the Board of Directors may cancel registrations in the shareholders register with retroactive effect as of the date of registration if the registration was effected based on false information. The respective shareholder or nominee shall be informed immediately of the cancellation of the registration.

6	The Board of Directors shall specify the details and give the necessary orders concerning the adherence to the preceding regulations. In particular cases it may allow exemptions from the limitation for registration in the share register or the regulation concerning nominees. It may delegate its duties.

7	The limitation for registration in the share register provided for in this article shall also apply to shares acquired or subscribed by the exercise of subscription, option or conversion rights.

		Article 6

Form of shares	1	Subject to paragraphs 2 and 4 of this article, the registered shares of the Company are issued as uncertificated securities (in terms of the Swiss Code of Obligations) and as book entry securities (in terms of the Book Entry Securities Act).

	2	The Company may withdraw shares issued as book entry securities from the custodian system (Verwahrungssystem).

	3	Provided that the shareholder is registered in the shareholders register, the shareholder may request from the Company a statement of his or her registered shares at any time.

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4	The shareholder has no right to the printing and delivery of certificates. The Company may, however, print and deliver certificates (individual share certificates, certificates or global certificates) for shares at any time. The Company may, with the consent of the shareholder, cancel issued certificates that are returned to the Company.

Article 7

Exercise of rights	1	The shares are not divisible. The Company accepts only one representative per share.

2	The right to vote and the other rights associated with a registered share may only be exercised vis-à-vis the Company by a shareholder, usufructuary or nominee who is registered in the share register.

Section 3	Corporate Bodies
A. General Meeting of Shareholders

Article 8

Competence	The General Meeting of Shareholders is the supreme body of the Company.

Article 9

General Meetings a. Annual General Meeting	The Annual General Meeting of Shareholders shall be held each year within six months after the close of the financial year of the Company.

		Article 10

b. Extraordinary General Meetings of Shareholders	1	Extraordinary General Meetings of Shareholders shall take place upon request of the Board of Directors or the Auditors.

	2	Furthermore, Extraordinary General Meetings of Shareholders shall be convened upon resolution of a General Meeting of Shareholders or if it is required by one or more shareholders who are representing in the aggregate not less than 5% of the share capital and submit a petition signed by such shareholder or shareholders specifying the items for the agenda and the proposals.

		Article 11

Convening of General Meetings of Shareholders	1	General Meetings of Shareholders shall be convened by the Board of Directors at the latest twenty days before the date of the meeting. The meeting shall be convened by way of a notice appearing once in the Swiss Official Gazette of Commerce

2	The content of a notice of meeting is governed by the law.

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		Article 12

Agenda	1	One or more shareholders whose combined shareholdings represent an aggregate nominal value of at least CHF 1 million may demand that an item be included in the agenda of a General Meeting of Shareholders. Such a demand must be made in writing at the latest forty-five days before the meeting and shall specify the items and the proposals of such a shareholder. If an explanatory statement is to be included in the notice of meeting, it must be submitted within the same period and formulated in a short, clear and concise manner.

	2	No resolution shall be passed at a General Meeting of Shareholders on matters for which no proper notice was given. This provision shall not apply to proposals to convene an Extraordinary General Meeting of Shareholders or to initiate a special investigation.

		Article 12a

Electronic Participation	1	The Board of Directors may foresee that shareholders who cannot be present at the venue of the General Meeting of Shareholders may exercise their rights through electronic means.

	2	The Board of Directors may at any time until June 30, 2028 also order that the General Meeting of Shareholders be held electronically without a venue.

Article 13

Presiding officer, Minutes, Vote counters	1	The General Meeting of Shareholders shall take place at the registered office of the Company, unless the Board of Directors decides otherwise. The Chair of the Board of Directors or in the Chair's absence a Vice-Chair or any other member of the Board of Directors designated by the Board of Directors shall take the chair.

2	The presiding officer shall appoint a secretary and the vote counters. The minutes shall be signed by the presiding officer and the secretary.

Article 14

Proxies	1	The Board of Directors may issue regulations regarding the participation and the representation at the General Meeting of Shareholders and may allow electronic proxies without qualified signatures.

	2	A shareholder can be represented by a legal representative or, by means of a written proxy, by a representative of choice. Furthermore, a shareholder may be represented by the Independent Proxy (in German: Unabhängiger Stimmrechtsvertreter).

	3	The General Meeting of Shareholders shall elect the Independent Proxy for a term of office lasting until completion of the next Annual General Meeting of Shareholders. Re-election is possible.

	4	If the Company does not have an Independent Proxy, the Board of Directors shall appoint the Independent Proxy for the next General Meeting of Shareholders.

6	Articles of Incorporation of Novartis AG

Article 15

Voting rights	Each share provides entitlement to one vote.

Article 16

Resolutions, Elections	1	Unless the law requires otherwise, the General Meeting passes resolutions and elections with the absolute majority of the votes validly represented.

2	Resolutions and elections shall be taken either on a show of hands or by electronic voting, unless the General Meeting decides for, or the presiding officer orders, a secret ballot.

3	The presiding officer may at any time order to repeat an election or resolution taken on a show of hands with a secret ballot, if the presiding officer doubts the results of the vote. In this case, the preceding election or resolution taken on a show of hands is deemed not to have taken place.

4	If no election has taken place at the first ballot and if there is more than one candidate, the presiding officer shall order a second ballot in which the relative majority shall be decisive.

Article 17

Powers of the General Meeting of Shareholders	The following powers shall be vested exclusively in the General Meeting of Shareholders:

a)	To adopt and amend the Articles of Incorporation;

b)	To elect and remove the members of the Board of Directors, the Chair of the Board of Directors, the members of the Compensation Committee, the Independent Proxy and the Auditors;

c)	To approve the management report (if required), the consolidated financial statements and the report on non-financial matters;

d)	To approve the financial statements and to decide on the appropriation of available earnings shown on the balance sheet, in particular with regard to dividends (including any repayment of the statutory capital reserves and the approval of interim dividends and the interim financial statements required for such purpose);

e)	To approve the aggregate amounts of compensation of the Board of Directors and the Executive Committee in accordance with Article 29 of these Articles of Incorporation;

f)	To grant discharge to the members of the Board of Directors and to the members of the Executive Committee;

g)	To delist the shares of the Company; and

h)	To decide on matters that are reserved by law or by the Articles of Incorporation to the General Meeting of Shareholders.

7	Articles of Incorporation of Novartis AG

Article 18

Special quorum	The approval of at least two-thirds of the votes represented is required for resolutions of the General Meeting of Shareholders on:

	a)	An alteration of the purpose of the Company;

	b)	The consolidation of shares, unless the approval of all affected shareholders is required;

	c)	An increase of the share capital out of equity, by contributions in kind or by way of set off against a receivable and the grant of special rights;

	d)	A restriction or suspension of rights of option to subscribe;

	e)	The introduction of a conditional capital or a capital band;

	f)	An implementation of restrictions on the transfer of registered shares and the removal of such restrictions;

	g)	The creation of shares with increased voting powers;

	h)	The change of the currency of the share capital;

	i)	The introduction of the deciding vote for the presiding officer at the General Meeting of Shareholders;

	j)	A provision in the Articles of Incorporation allowing to hold the General Meeting of Shareholders abroad;

	k)	The delisting of the shares of the Company;

	l)	A change of location of the registered office of the Company;

	m)	The introduction of an arbitration clause in the Articles of Incorporation;

	n)	The merger, split or transformation of the Company under the Merger Act (subject to mandatory statutory provisions); and

	o)	The dissolution of the Company.

B. Board of Directors

Article 19

Number of Directors		The Board of Directors shall consist of a minimum of 8 and a maximum of 16 members.

Article 20

Term of office	1	The members of the Board of Directors and the Chair of the Board of Directors shall be elected individually by the General Meeting of Shareholders for a term of office lasting until completion of the next Annual General Meeting of Shareholders.

	2	Members whose term of office has ended may be immediately re-elected, subject to paragraph 3 hereinafter.

	3	A member shall not serve on the Board for more than 12 years. The Board of Directors may, under certain circumstances and if deemed in the best interests of the Company, recommend exceptions to this rule to the General Meeting of Shareholders.

8	Articles of Incorporation of Novartis AG

		Article 21

Organization	1	The Board of Directors constitutes itself in compliance with legal requirements and taking into consideration the resolutions of the General Meeting of Shareholders. It shall elect one or two Vice-Chairs. It shall appoint a secretary, who need not be a member of the Board of Directors.

	2	If the office of the Chair of the Board of Directors is vacant, the Board of Directors shall appoint a new Chair from amongst its members for the remaining term of office.

		Article 22

Convening of meetings		The Chair shall convene meetings of the Board of Directors if and when the need arises or if a member so requires in writing.

		Article 23

Meetings, Resolutions	1	The organization of the meetings, including the quorum and the passing of resolutions, is regulated by the Board of Directors in the organizational regulations.

	2	The presiding officer shall not have the deciding vote.

Article 24

Powers of the Board of Directors	1	The Board of Directors has in particular the following non-delegable and inalienable duties:

a)	The ultimate direction of the Company’s business and issuing of the necessary directives;

b)	The determination of the organization of the Company;

c)	The determination of the principles of accounting, financial controlling and financial planning;

d)	The appointment and removal of the persons entrusted with the management and representation of the Company (including the CEO and the other members of the Executive Committee);

e)	The ultimate supervision of the persons entrusted with the management of the Company, specifically in view of their compliance with the law, Articles of Incorporation, regulations and directives;

f)	The preparation of the annual report, the compensation report and the report on non-financial matters in accordance with the provisions of the law and the Articles of Incorporation, as well as further reports which must be approved by the Board of Directors;

g)	The preparations for the General Meeting of Shareholders and carrying out of the resolutions of the General Meeting of Shareholders;

h)	The filing of a request for a moratorium and the notification to the court in the event of over-indebtedness;

9	Articles of Incorporation of Novartis AG

i)	The adoption of resolutions concerning the implementation of changes in share capital to the extent that such power is vested in the Board of Directors, as well as resolutions concerning the confirmation of changes in share capital and respective amendments to the Articles of Incorporation; and

j)	All further non-delegable and inalienable duties of the Board of Directors provided for by the law.

	2	In addition, the Board of Directors can pass resolutions with respect to all matters which are not reserved to the authority of the General Meeting of Shareholders by law or by these Articles of Incorporation.

Article 25

Delegation of powers		The Board of Directors may, within the limits of the law and the Articles of Incorporation, delegate the management of the Company in whole or in part to one or several of its members (including to ad hoc or permanent committees of the Board of Directors) or to third persons (Executive Committee).

Article 26

Signature power		The Board of Directors shall designate those of its members as well as those third persons who shall have legal signatory power for the Company, and shall further determine the manner in which such persons may sign on behalf of the Company.

Article 27

Organization and powers of the Compensation Committee	1	The Compensation Committee shall consist of a minimum of 3 and a maximum of 5 members of the Board of Directors.

	2	The members of the Compensation Committee shall be elected individually by the General Meeting of Shareholders for a term of office lasting until completion of the next Annual General Meeting of Shareholders. Members of the Compensation Committee whose term of office has expired shall be immediately eligible for re-election.

	3	If there are vacancies on the Compensation Committee, the Board of Directors shall appoint substitutes for the remaining term of office.

	4	The Board of Directors shall elect a chair of the Compensation Committee. The Board of Directors shall, within the limits of the law and the Articles of Incorporation, define the organization of the Compensation Committee in regulations.

	5	The Compensation Committee has the following powers:

a)	Develop a compensation strategy in line with the principles described in the Articles of Incorporation and submit it for approval to the Board of Directors;

b)	Propose to the Board of Directors the principles and structure of the compensation plans;

10	Articles of Incorporation of Novartis AG

c)	Support the Board of Directors in preparing the proposals to the General Meeting of Shareholders regarding the compensation of the members of the Board of Directors and the Executive Committee;

d)	Submit the compensation report to the Board of Directors for approval;

e)	Inform the Board of Directors about policies, programs and key decisions as well as comparisons of compensation levels at key competitors;

f)	Regularly report to the Board of Directors on the decisions and deliberations of the Compensation Committee;

g)	Assume other responsibilities assigned to it by law, the Articles of Incorporation or by the Board of Directors.

	6	The Board of Directors issues regulations to determine for which positions of the Board of Directors and of the Executive Committee the Compensation Committee shall submit proposals regarding compensation, and for which positions it shall determine the compensation in accordance with the Articles of Incorporation.

C. Auditors

Article 28

Term, Powers and Duties		The Auditors, who shall be elected by the General Meeting of Shareholders each year, shall have the powers and duties vested in them by law.

Section 4	Compensation of the Board of Directors and the Executive Committee

Article 29

Approval of compensation by the General Meeting of Shareholders	1	The General Meeting of Shareholders shall approve annually and separately the proposals of the Board of Directors in relation to the maximum aggregate amount of:

a)	Compensation of the Board of Directors for the period until the next Annual General Meeting of Shareholders; and

b)	Compensation of the Executive Committee paid, promised or granted for the following financial year.

The Board of Directors may submit for approval by the General Meeting of Shareholders additional proposals relating to the same or different periods.

11	Articles of Incorporation of Novartis AG

2	If the General Meeting of Shareholders rejects the proposal of the Board of Directors for the total compensation of the Board of Directors and/or the Executive Committee, the decision on how to proceed shall reside with the Board of Directors. The options for the Board of Directors shall be to either convene an Extraordinary General Meeting to submit a new compensation proposal, or to determine the compensation for the corresponding period on an interim basis, subject to approval at the next Annual General Meeting of Shareholders.

3	Notwithstanding the preceding paragraphs, the Company or companies controlled by it may pay out compensation prior to approval by the General Meeting of Shareholders subject to subsequent approval by a General Meeting of Shareholders.

	4	The Board of Directors shall submit the compensation report to an advisory vote of the General Meeting of Shareholders.

Article 30

Additional amount		If the maximum aggregate amount of compensation already approved by the General Meeting of Shareholders is not sufficient to also cover the compensation of one or more members who become members of the Executive Committee during a compensation period for which the General Meeting of Shareholders has already approved the compensation of the Executive Committee, the Company or companies controlled by it shall be authorized to pay or grant to such member(s) an additional amount during the compensation period(s) already approved. The total additional amount for each relevant compensation period for which approval by the General Meeting of Shareholders has already been obtained shall not exceed (in full and not pro rata temporis) 40% of the aggregate amount of compensation of the Executive Committee last approved by the General Meeting of Shareholders per compensation period.

Article 31

General compensation principles	1	Compensation of the non-executive members of the Board of Directors comprises fixed compensation elements only. In particular, non-executive members of the Board of Directors shall receive no company contributions to any pension plan, no performance-related elements and no financial instruments (e.g. options).

2	Compensation of the members of the Executive Committee comprises fixed and variable compensation elements. Fixed compensation comprises the base salary and may comprise other compensation elements and benefits. Variable compensation may comprise short-term and long-term compensation elements.

12	Articles of Incorporation of Novartis AG

	3	Compensation (to non-executive members of the Board of Directors and to members of the Executive Committee) may be paid or granted in the form of cash, shares, other benefits or in kind. Compensation to members of the Executive Committee may also be paid or granted in the form of financial instruments or similar units. Compensation may be paid by the Company or companies controlled by it. The Board of Directors determines the valuation of each compensation element on the basis of the principles that apply to the establishment of the compensation report.

Article 32

Variable compensation	1	The variable compensation paid or granted to the members of the Executive Committee in a certain year shall consist of compensation elements from short- and long-term compensation plans (as defined in this Article 32).

	2	The short-term compensation plans are based on performance metrics that take into account the performance of the Novartis Group and/or parts thereof, and/or individual targets. Achievements are generally measured based on the one-year period to which the short-term compensation relates. The short-term compensation pay-outs shall be subject to caps that may be expressed as predetermined multipliers of the respective target levels.

	3	The long-term compensation plans are based on performance metrics that take into account strategic objectives of the Novartis Group (such as financial, innovation, Shareholder return and/or other metrics). Achievements are generally measured based on a period of not less than three years. The long-term compensation pay-outs shall be subject to caps that may be expressed as predetermined multipliers of the respective target levels.

	4	The Board of Directors or, to the extent delegated to it, the Compensation Committee determines performance metrics, target levels, and their achievement.

	5	The Board of Directors or, to the extent delegated to it, the Compensation Committee determines grant, vesting, blocking, exercise and forfeiture conditions of the compensation; they may provide for continuation, acceleration or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of predefined events such as death, disability, retirement or termination of an employment or mandate agreement.

13	Articles of Incorporation of Novartis AG

Article 33

Agreements with Members of the Board of Directors and of the Executive Committee	1	The Company or companies controlled by it may enter into agreements with members of the Board of Directors relating to their compensation for a term not exceeding the term of office of the respective members of the Board of Directors. The Company or companies controlled by it may enter into contracts of employment with members of the Executive Committee for a fixed term not exceeding one year or for an indefinite period of time with a notice period not exceeding 12 months.
	2	Contracts of employment with members of the Executive Committee may contain a prohibition of competition for the time after the end of employment if this is commercially justified. The overall consideration for such prohibition shall not exceed the average annual compensation for the three preceding business years.

Article 34

Mandates outside of the Novartis Group	1	No member of the Board of Directors may hold more than 10 additional mandates in other companies, of which no more than 4 additional mandates shall be in other listed companies. Chairs of the board of directors of other listed companies count as two mandates. Each of these mandates shall be subject to approval by the Board of Directors.

	2	No member of the Executive Committee may hold more than 6 additional mandates in other companies, of which no more than 2 additional mandates shall be in other listed companies. Each of these mandates shall be subject to approval by the Board of Directors. Members of the Executive Committee are not allowed to hold chairs of the board of directors of other listed companies.

	3	The following mandates are not subject to these limitations:

		a)	Mandates in companies which are controlled by the Company; and

		b)	Mandates which a member of the Board of Directors or of the Executive Committee holds at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Committee shall hold more than 5 such mandates.

4	Mandates shall mean any membership in the board of directors, in the executive board or in the advisory board, or a comparable function under foreign law, in a company with an economic purpose. Mandates in different legal entities which are under joint control are deemed one mandate.

5	The Board of Directors may issue regulations that may determine additional restrictions, taking into account the position of the respective member.

14	Articles of Incorporation of Novartis AG

Article 35

Loans		No loans or credits shall be granted to the members of the Board of Directors or the Executive Committee.

Section 5		Annual Financial Statements, Consolidated Financial Statements and Profit Allocation

Article 36

Financial year		The Board of Directors shall prepare for each financial year as of 31 December an annual report consisting of financial statements with a management report if required and the consolidated financial statements.

Article 37

Allocation of profit shown on the balance sheet, Reserves	1	The allocation of the profit shown on the balance sheet shall be determined by the General Meeting of Shareholders subject to the legal provisions. The Board of Directors shall submit to the General Meeting of Shareholders its proposals.

	2	In addition to statutory reserves additional reserves may be accrued.

	3	Dividends which have not been claimed within five years after the due date fall back to the Company and shall be allocated to the general reserves.

Section 6		Publications and Place of Jurisdiction

Article 38

Publications	1	Notifications to shareholders and external communications of the Company shall be made in the Swiss Official Gazette of Commerce. The Board of Directors may designate additional publication organs.

	2	Notices to shareholders may instead or in addition be sent (i) by regular mail to their addresses entered in the share register, (ii) by email or (iii) in any other form that the Board of Directors deems appropriate.

Article 39

Place of jurisdiction		The exclusive place of jurisdiction for any disputes arising from or in connection with the shareholdership in the Company shall be at the registered office of the Company.